Exhibit 10.9
Sabrina Lemmens
[*]
January 23, 2026
Private & Confidential

Re:     Offer of Employment with Sumisho

Dear Sabrina,
In anticipation of completion of the acquisition of Air Lease Corporation by Sumitomo Corporation, SMBC Aviation Capital, Apollo and Brookfield, we are very pleased to make an offer in principle to you for the role of Executive Vice President and Chief Financial Officer of Sumisho Air Lease Corporation.
Pre-condition
This offer in principle is subject to the completion of the transaction contemplated by the Agreement and Plan of Merger dated as of September 1, 2025, among Air Lease Corporation, Gladiatora Designated Activity Company (now Sumisho Air Lease Corporation DAC) and Takeoff Merger Sub Inc. (the “Transaction”). Following completion of the Transaction, your employer will be Sumisho Air Lease Corporation (“Sumisho” or the “Company”), and you will receive a formal offer letter memorializing and confirming the terms and conditions of your employment.

Terms of Offer

Role
Chief Financial Officer of Sumisho Air Lease Corporation. The role will be based in Los Angeles, CA at the current principal offices of Air Lease Corporation at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, CA 90067.

Commencement Date	Your role as CFO will become effective immediately on completion of the Transaction, which is anticipated to be on or about April 8, 2026.

Salary	You will receive a base salary of US $700,000 per annum. Salary will be paid in equal installments consistent with the Company’s current payroll processes.
Bonus
You will be eligible to participate in the Sumisho Air Lease Corporation annual performance-based discretionary bonus plan that runs each financial year (from January to December). Your annual target bonus under this plan for this role is 100% of your prevailing base salary (the “Target Bonus”).
You will be eligible to participate in the Sumisho Air Lease Corporation Annual Cash Long Term Incentive Plan (LTIP), details of which remain subject to approval by the Board of Directors. Notwithstanding, your annual target grant under this LTIP plan is 45% of annual total target cash compensation (annual base salary plus Target Bonus) for the financial/calendar year, paid pro rata (33%, 33%, 34%) over a three-year period, and subject to performance against business targets as set by Sumisho’s Board of Directors (or its Remuneration committee). Such LTIP awards are anticipated to provide similar termination and resignation protection terms i.e. termination without cause and resignation with good reason, as provided under the time-based RSU award agreement issued in 2025 under the ALC 2023 Equity Incentive Plan.
For both the Target Bonus and LTIP, unless otherwise stated in the plan documents or in the ALC 2025 Cash Bonus Plan (which provides certain protections that may be triggered upon termination or resignation), in order to be eligible for that financial year’s payment, you must be a current employee of Sumisho at the time payment is due and payable. [1]

1 From April 8, 2026, through December 31, 2026, any bonus payments (Target or LTIP) to which you are entitled will be pro-rated based on the actual number of days employed by Sumisho and, consistent with state and federal law, subject to any applicable withholding taxes and other authorized deductions.

S. Lemmens Offer of Employment with Sumisho	1 of 4

Severance Benefits
You will continue to be covered under the ALC Executive Severance Plan (adopted on February 22, 2017 as amended on May 3, 2017), or a comparable plan to be adopted by the [Board of Directors]/[Remuneration Committee] on the same terms and conditions during the Change in Control Period (as defined in the ALC Executive Severance Plan). For the avoidance of doubt, (i) your new role will be categorized as a Tier I Covered Employee rather than a Tier II Covered Employee, (ii) the definition of a Change in Control will include (and not be limited to) the current acquisition of Air Lease Corporation contemplated by the Agreement and Plan of Merger, dated September 1, 2025, (iii) the definition of “Good Reason” shall include, in addition to the definition included in the ALC Executive Severance Plan, a change in overall target compensation (including bonus, equity and any other compensation).

As Chief Financial Officer, you will be entitled to the following additional benefits:
-401(k) Plan: Sumisho Air Lease Corporation will match 116% of the first 6% of your earnings that you contribute.
-Company Medical, Dental and Vision plans, all premiums for you and your dependents are paid by Sumisho Air Lease Corporation in accordance with its employee benefits program
-Leave consistent with California state and federal laws and ALC’s policies in existence before the Transaction Closing Date
-Accidental Death/Life Insurance Group Coverage, Short and Long-Term Disability; Critical Illness

-Building Amenities: monthly parking and gym fees paid for by Sumisho Air Lease Corporation

-Vacation: you will be granted four weeks (4) of vacation consistent with the current accrual rate and methodology of ALC (any accrued vacation and sick leave balances transfer to Sumisho Air Lease Corporation)

Confidentiality
We ask that you exercise discretion in sharing any details about this offer of employment with Sumisho.
Next steps

S. Lemmens Offer of Employment	Page 2 of 4

We are excited about the opportunities that Sumisho Air Lease Corporation present and look forward to working with you as part of it. I would appreciate if you would please confirm by way of signature below, by April 8, 2026, should you wish to accept this offer in principle, subject to the pre-condition outlined above.

S. Lemmens Offer of Employment	Page 3 of 4

I look forward to hearing from you and please contact me if you have any queries in relation to the above.
Yours sincerely,

/s/ Ichiro Tatara
Ichiro Tatara
Director
Sumisho Air Lease Corporation DAC

Date: 4/8/2026

Accepted and Agreed

/s/Sabrina Lemmens
Sabrina Lemmens

Date: 4/8/2026

S. Lemmens Offer of Employment	Page 4 of 4